Exhibit 10.14

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

Firebird LNG Suriname Power Generation Project

CONTRACT

FOR THE SUPPLY OF SCC-800 6x1

COMBINED-CYCLE POWER ISLAND EQUIPMENT

CONTRACT No.: 2022-01

BETWEEN

Firebird LNG LLC

AND

Siemens Energy, AB

i

This Contract is entered into on the 14th July, 2022 between Firebird LNG LLC a company duly organized and existing under the laws of the territory of Puerto Rico and registered in Puerto Rico, with a business address at 500 Ocean Drive, #553, Humacao, Puerto Rico (hereinafter referred to as the “Customer’’) and Siemens Energy AB a company duly organized and existing under the laws of Sweden and registered in Finspong, Sweden, with a business address at 612 83 Finspong, Sweden (hereinafter referred to as the “Siemens Energy”).

WHEREAS, Siemens Energy wishes to sell and deliver Power Island Equipment for a SCC6-800 6x1 Combined-Cycle Power Plant together with its auxiliary equipment under the terms and conditions set forth herein for the exclusive use in the combined cycle power plant project and Customer wishes to purchase this SCC6-800 6x1 Power Island Equipment together with its auxiliary equipment.

NOW, THEREFORE, for good and valuable Consideration it is hereby agreed between the Customer and Siemens Energy that Siemens Energy shall sell and convey to Customer the Power Island Equipment under the following terms and conditions:

1.	Definitions and Interpretation

1.1	Definitions

“Agreed Incoterm” shall mean

FAS Port(s) of export Incoterms 2020 and shall be applicable for any of Siemens Energy’s delivery obligations under this Contract.

Ports of export:

GTG’s: Norrkoping, Sweden

STG: Hamburg, Germany

VOSTG’s: Yantai, China and Hamburg, Germany

By-Pass Stacks: Ho Chi Minh, Vietnam

Customer may upon request 60 days prior to Delivery Date mentioned in table included in Clause 8.1 request Siemens Energy, and Siemens Energy shall confirm in writing if possible, to mutual agreed Port of Import (CFR/CIF Incoterm 2020) on cost basis plus Siemens Energy fee of [*****]% ([*****] per cent) plus [*****] SEK (SEK [*****], which shall be treated by Variation Order and will not impact in any condition under this Contract.

‘‘Power Island Equipment” or “PIE” shall mean:	Six (6) Gas Turbine Power Generation units (GTG’s), Six (6) Heat Recovery Steam Generators (VOSTG’s) with By-Pass Stacks and One (1) Steam Turbine Generation Unit (STG), together with the related auxiliary system(s) and the related Spare Parts. For the avoidance of doubt, wherever in the Contract there exists an obligation, responsibility or liability of Siemens Energy relating to, or arising from the “Power Island Equipment”, it is understood that Siemens Energy’s obligations, responsibilities and liabilities shall be limited only to the GTG’s, VOSTG’s and STG.
“Contract” shall mean:	these terms and conditions and all Appendices hereto as further specified in Clause 2.
“Contract Price” shall mean:	the price agreed between the Customer and Siemens Energy as stated in Clause 5.1.
“Consideration” shall mean:	the Contract Price
“Supplies” or “Equipment” shall mean:	any goods, equipment (including the PIE), documentation, technical documents, software as exclusively specified by the Scope of Supply documents in Appendix 2, to be delivered by Siemens Energy considering exclusions mentioned in the Appendix 2.
“Heat Rate” shall have:	the meaning set forth in Appendix 2, Section 1. “1. 90038262 Rev 1 Inventory SCC6-800-56 Power Island Guarantee 6x1 C”.
“Major Component” shall mean:	GTG’s or VOTSG’s or STG
“Minimum Performance Requirements” shall mean:

> 95% of the warranted Power Output, and

< 105% of the warranted Heat Rate

Power Island Equipment as further specified in Appendix 2, Section 1. “90038262 Rev 1 Inventory SCC6-800-56 Power Island Guarantee 6x1 C”.

“Owner” shall mean:	Firebird LNG LLC legal address: 500 Ocean Drive, #553, Humacao, Puerto Rico
“Major Component Contract Price” shall mean:	the amount used for purposes of calculating liquidated damages only, which corresponds to the Contract Price for each Major Component to be supplied by Siemens Energy under this Contract.

“Party” or “Parties” shall mean:	either the Customer or Siemens Energy or both of them together, as applicable.
“Performance Test” shall mean:	the tests with regard to the Power Island Equipment to be performed by the Customer according to Appendix 2, Section 1.”90038262 Rev 1 Inventory SCC6-800-56 Power Island Guarantee 6x1 C” and Clause 13 in order to subsequently verify that the Supplies satisfy Siemens Energy’s obligations under the Contract with respect to the Performance Warranties, since these cannot be verified at the time of delivery.
“Performance Warranties” shall mean:	the warranted values for Heat Rate and Power Output as specified in Appendix 2, Section 1.”90038262 Rev. 11nventory SCC6-800-56 Power Island Guarantee 6x1 C”.
“Power Output” shall have:	the meaning set forth in Appendix 2, Section 1. “90038262 Rev. 1 Inventory SCC6-800-56 Power Island Guarantee 6x1 C “
‘‘Project” shall mean:	the 430 MW power plant project in Nickerie, Suriname.
“Provisional Acceptance” shall mean:

the subsequent verification of the Performance Warranties and/or the Minimum Performance Requirements as described in Clause 14.

As this supply Contract is a purchase agreement and not a contract for work and services, the term Provisional Acceptance shall not be understood as a formal acceptance procedure.

“Spare Parts” shall mean	the parts delivered by Siemens Energy as specified in Appendix 2 Scope of Supply documents, excluding consumables.
“Gas Turbine Power Generation Unit” shall mean:	a gas turbine generation unit as described in more detail and comprised of the parts expressly listed under the title “Inventory SGT-800 gas turbine for power generation” in Appendix 2, Section 2.

“Heat Recover Steam Generator” shall mean:	a heat recovery steam generators with by-pass stack as described in more detail and comprised of the parts expressly listed under the title “Inventory HRSG / VOTSG” in Appendix 2, Section 3.
“Steam Turbine Power Generation Unit” shall mean:	a steam turbine power generation unit as described in more detail and comprised of the parts expressly listed under the title “Inventory SST-600 single casing turbo set” in Appendix 2, Section 4.

1.2	Written Communication

Wherever in the Contract provision is made for a communication to be “written” or “in writing”, this shall mean any typewritten or printed communication, telefax transmission and typewritten or printed and signed letters scanned and transmitted by email and/or courier.

1.3	Notices, Consents and Approvals

Wherever in the Contract provision is made for the giving of notice, consent or approval by any person, such consent or approval shall not be unreasonably withheld or delayed. Unless otherwise specified, such notice, consent or approval shall be in writing and the word “notify” shall be construed accordingly.

1.4	Notices

Firebird LNG LLC:	Siemens Energy AB:

500 Ocean Drive #553 Humacao, Puerto Rico Attn: George Wentz, Jr. Managing Director Email. George@madenergy.com Cc: Daniel Davillier Email: ddavillier@davillierlawgroup.com	Slottsvagen SE-61283 Finspong, Sweden Attn:

2.	Contract Documents

2.1	The following documents shall be deemed to form and be read and construed as part of this Contract:

Appendix 1 – General Terms and Conditions

Appendix 2 – Technical Specification

Appendix 3 – Draft L/C document

Appendix 4 – Not used

Appendix 5 – Site Security Requirements

Appendix 6 – Safety and health document for the site

2.2	In the event of conflicts or inconsistencies between the terms and conditions of this main body of the Contract and its Appendices, the terms and conditions of this main body of the Contract shall prevail. In the event of conflicts or inconsistencies between the Appendices, the priority of the Appendices shall be according to their numbering as set forth in these terms and conditions.

In case terms and conditions of this main body of the Contract are only partially in conflict or inconsistent with those in its Appendices, then the terms and conditions of this main body of the Contract shall apply in so far they are in conflict or inconsistent. However the non-conflicting part of the terms and conditions shall remain in full force and effect in both documents and shall supplement each other.

3.	Effectiveness of Contract

The Contract shall become effective upon its signature by both Parties, and Siemens Energy’s receipt of the down payment free for disposal as mentioned in Article 6.1(a).

The Parties are in agreement that the delivery dates set forth in Article 8.1 are conditional upon that the Customer has paid the progress payment of twenty percent (20%) within the time stipulated in article 6.1(b) and established a letter of credit in accordance with the conditions set forth in article 6.1(c). In the event that Siemens Energy has not received the progress payment in full and/or Siemens Energy has not received the letter of credit both by latest October 15, 2022 the Contract shall be automatically terminated. Siemens Energy shall have no liability whatsoever, under any legal theory (including without limitation breach of contract or of statue, tort, negligence in any form or indemnity), to the Customer relating to or arising out of such termination. Siemens Energy shall be entitled to retain any payments received.

4.	Scope of the Contract

Siemens Energy shall deliver the Power Island Equipment in accordance with this Contract.

It is expressly agreed that the design criteria are as set out in Appendix 2, Section 5 “Inventory Original Design Basis document” and nothing in this Contract or in any applicable law shall be construed as an obligation for Siemens Energy to use design criteria for a longer plant operation period than stated therein and nothing in Appendix 2,or elsewhere in the Contract shall be construed to extend the Warranty Period and Siemens Energy’s liability.

In the event mandatory law in the country where the Project is located stipulate more stringent requirements with regard to the design criteria, Customer is obliged to inform Siemens Energy accordingly and Customer shall (i) request a quotation by Siemens Energy specifying the effect of the variation on the Contract Price, on the agreed time for Delivery for the Equipment, the payment and any other provision under the Contract, and (ii) shall issue a formal variation order in accordance with Clause 12 based on such quotation.

5.	Prices and Price Basis

5.1	The Contract Price for the Supplies is SEK [*****] (in words: [*****] on the basis of delivery in accordance with the Agreed Incoterm.

6.	Terms of Payment

6.1	The Contract Price shall be paid by the Customer to Siemens Energy at the times and in the manner set forth below. Payment shall be deemed to be made by Customer upon receipt of cleared funds into Siemens Energy’s bank account for its free disposal. All invoices shall be submitted by Email to Customer in accordance to Clause No. 1.4 “Notices.”

(a)	Down Payment

The down payment often percent (10%) of the Contract Price shall be made within five (5) bank days after each Party has signed this Contract (the “Execution Date”) by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering ten percent (10%) of the Contract Price and

The down payment is not refundable

(b)	Progress Payment

The progress payment of twenty percent (20%) of the Contract Price shall be made within ninety (90) calendar days after the Execution Date however no later than October 15, 2022 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering twenty percent (20%) of the Contract Price and The progress payment is not refundable

(c)	Letter of Credit

For the remaining seventy percent (70%) of the Contract Price, the Customer shall, no later than ninety (90) calendar days from the Execution Date however no later than October 15, 2022, establish an irrevocable letter of credit as set forth in Appendix 3 and clause 3.4 of Appendix 1 by a first class bank approved by Siemens Energy, payable at sight. The form and content of the letter of credit shall be as set out in Appendix 3. All fees and Letter of Credit cost shall be borne by Customer. Confirmation cost shall be in Siemens Energy account.

(d)	Payment Provisions under the Letter of Credit

Payments under the Letter of Credit shall be effected in accordance with the following:

55% of the Contract Price 180 calendar days after the Execution Date against presentation by the Contractor of:

-	one (1) original of the commercial invoice covering fifty five percent (55%) of the Contract Price.

The progress payment is not refundable.

15% of the Contract Price pro rata upon each Delivery against presentation of the following documents:

- one (1) original of packing list;

- one (1) original of the commercial invoice covering the respective part of the Contract Price.

7.	Not used

8.	Terms of Delivery

8.1	Delivery Dates

The time for delivery in accordance with the Agreed Incoterm of the Major Components shall be as follows:

Major Component	Delivery date
GTG unit 1	January 27th 2023
GTG unit 2	January 27th 2023
GTG unit 3	March 31st 2023
GTG unit 4	March 31st 2023
GTG unit 5	May 26th 2023
GTG unit 6	May 26th 2023
HRSG unit 1	January 27th 2023
HRSG unit 2	January 27th 2023
HRSG unit 3	March 31st 2023
HRSG unit 4	March 31st 2023
HRSG unit 5	May 26th 2023
HRSG unit 6	May 26th 2023
STG	January 27th 2023

Customer is entitled to request a postponement in the Delivery Dates at no additional charge, of up to 60 days following the Delivery Dates mentioned in table above, provided however that the Customer has provided that written request no later than 60 days prior to the originally planned Delivery Dates. Siemens Energy shall confirm such new Delivery dates without undue delay.

Customer is entitled to request an earlier delivery date of components to be shipped from China at no additional charge upon reasonable notice to Siemens Energy in writing. Siemens Energy shall make reasonable efforts to deliver the HRSG Units as so requested subject to Customer fulfilment of obligations under the Contract, including payments.

Partial or split deliveries of the Component shall be permitted.

Customer shall, not later than 60 days prior to the abovementioned respective Delivery dates, provide Siemens Energy with detailed shipping information, including but not limited to details with respect to Customer’s designated point for taking delivery within the named place.

Customer shall have reasonable access, in conjunction with Delivery, subject to 15 days written request to Siemens Energy, to Major Components being prepared for delivery to enable Customer to survey the content of the shipment. Major Components shipment package will not be reopened, with the exception if so agreed by Siemens Energy. No rescheduling of survey or delays in shipment will be made to accommodate no notice or late notice. Siemens Energy has the right to deliver the Major Components in accordance with agreed Delivery Dates.

8.2	Title Transfer

Deviating from Clause 5.3 of Appendix 1, title to the Supplies shall transfer to the Customer upon delivery in accordance with the Agreed Incoterm. Siemens Energy shall in connection with each delivery under this Agreement, issue and deliver to the Customer a certificate, confirming that title to the Equipment is transferred to the Customer upon delivery.

9.	Liquidated Damages

9.1	Liquidated damages for delay in delivery

(a)	Deviating from the rates of liquidated damages as set out in Clause 4.3 of Appendix 1, the rates of liquidated damages are as follows: other components than the Major Components do not entitle to liquidated damages or any other compensation, liquidated damages for delay in delivery of any Major Component for each completed week of delay shall be zero comma five percent (0,5%) of the contractual value of the delayed part of the respective Major Component.

(b)	The maximum amount of liquidated damages for delay shall not exceed five percent (5%) of the “Contract Price”.

9.2	Liquidated Damages for Performance Warranties

Siemens Energy’s Performance Warranties are limited to those items of performance data explicitly specified as Performance Warranties.

The rates attributable to liquidated damages payable for a failure of the respective Package to meet the Performance Warranties are as follows:

-	0.5% of Contract Price per 1 % shortfall of the warranted Power Output

-	0.5% of Contract Price per 1 % in excess of the warranted Heat Rate

9.3	Offsets between the Packages and between the Performance Warranties shall be allowed.

9.4	The aggregate maximum amount of liquidated damages for performance shortfall shall not exceed five percent (5%) of the “Contract Price”.

9.5	The aggregate overall cap of liquidated damages for delay and performance shortfall shall be ten percent (10%) of the “Contract Price”.

9.6	The amount of liquidated damages payable for performance shortfall according to Clause 12.2 shall become due and payable only after expiry of the respective time periods set out in Clause 10.4.

9.7	Customer’s rights pursuant to Clause 10.3 and Clause15.2 a) of Appendix 1 as well as payment of liquidated damages for delay and performance shortfall as set out in this Clause 9 shall be the exclusive financial remedy and shall constitute complete fulfillment of all liabilities of Siemens Energy for any delay under this Contract or non-achievement of any technical performance value, and the Customer shall have no other financial remedies of any kind whatsoever whether in contract, tort (including negligence and strict liability) or otherwise.

10.	Provisional Acceptance

10.1	Provisional Acceptance shall be achieved when the Performance Test has been successfully completed.

The Performance Test has been successfully completed if the Performance Warranties have been substantially achieved or if the Minimum Performance Requirements have been achieved by testing by Customer or its approved service provider at Customer’s location for the Project.

10.2	If the Minimum Performance Requirements are not achieved for reasons attributable to Siemens Energy, Siemens Energy shall be given reasonable access and support by Customer in order to take corrective actions and re-perform the relevant Performance Test. Siemens Energy shall be allowed at least three re-tests. The re-tests shall be carried out within a reasonable period of time. Siemens Energy’s costs for making good the defects and repeating the tests shall be borne by Siemens Energy.

10.3	If the Minimum Performance Requirements have not been achieved for reasons attributable to Siemens Energy after the re-tests according to Clause 10.2 above, Siemens Energy shall be entitled to a further reasonable cure period of at least six (6) months and the Customer upon the unsuccessful expiry of such cure period shall be entitled to terminate this Contract. The consequences of such termination shall be pursuant to Clause 15 of Appendix 1.

10.4	If the Minimum Performance Requirements have been achieved but the Performance Warranties have not been met for reasons attributable to Siemens Energy, Siemens Energy shall at Siemens Energy’s discretion either

(i)	pay liquidated damages for shortfall in the Performance Warranties according to Clause 9.2, or

(ii)	rectify the Power Island Equipment in order to achieve the Performance Warranties and after such rectification perform a further re-test within a period of six (6) months after the first Performance Test.

In the event of sub-paragraph (ii) above, Siemens Energy shall be given reasonable access and support by Customer in order to rectify the Power Island Equipment and to re-perform the relevant Performance Test within the said period.

10.5	Provisional Acceptance shall be deemed to have occurred and the Performance Warranties shall be deemed to have been achieved in any case

(i)	as soon as the Power Island Equipment or part thereof is taken into commercial operation, or

(ii)	if the Performance Test has not been carried out or has not been successfully completed and/or passed within seven (7) months after delivery of the last Major Component of the respective Package or within thirty (30) days after the Scheduled Date for the Performance Test for reasons not attributable to Siemens Energy, whichever occurs earlier.

10.6	Conditions

The Performance Warranties given by Siemens Energy under this Contract are subject to the following preconditions being fulfilled:

(i)	proper transport, storage, preservation, erection, commissioning, operation, use and maintenance of the Equipment and conformity with the respective instructions and manuals (including revisions thereto) and operating criteria and procedures provided by Siemens Energy and/or his subcontractors (including but not limited to the conditions as set out in Appendix 2);

(ii)	that the erection and commissioning has been advised by a company approved by Siemens Energy and in accordance with applicable manuals and advises;

(iii)	documentation of all erection and commissioning, check/test steps on quality plans and/or commissioning programs provided with the erection and commissioning manuals (including revisions thereto) by Siemens Energy, and submittal of these compiled on site quality assurance documentation to Siemens Energy by the Customer;

(iv)	timely repair or modification pursuant to Siemens Energy’s instructions and approval.

11.	Defect Liability Period

11.1	Deviating from Clause 9.4 of Appendix 1, the defect liability period shall start with delivery and shall end (i) twelve (12) months after Provisional Acceptance or start of commercial operation or ii) eight thousand (8.000) equivalent operating hours after first fire or (iii) eighteen (18) months after delivery of the last Major Component, whichever occurs earlier.

11.2	However, in case of any repair or replacement, for the repaired/replaced part a repair warranty period of twelve (12) months or eight thousand (8.000) equivalent operating hours (whichever occurs earlier,) shall start from the date of repair or replacement.

11.3	In any case, any warranty obligation of Siemens Energy under this Contract shall expire six (6) months after expiration of the defect liability period under Clause 11.1 or after twelve thousand (12.000) equivalent operating hours after first fire (whichever occurs earlier).

12.	Variations

Either Party may at any time request in writing changes, modifications or additions to the scope of the Works (hereinafter referred to as “Variation”). Upon receipt of a Variation request, Siemens Energy shall provide the Customer with a written quotation for the requested Variation, specifying the effects of the requested Variation on the Contract, including any necessary adjustment of the Contract Price, time schedules and agreed dates, scope of the Works and any other affected provisions of the Contract.

If the Customer wishes to proceed with a requested Variation on the basis of Siemens Energy’s quotation, the Customer shall notify Siemens Energy thereof in writing within 14 days of receipt of the quotation. Siemens Energy is not obliged to give effect to the Variation until it has been agreed in writing by the Parties.

If applicable laws, rules and regulations, engineering standards and codes of practice, and decisions or guidance issued by courts or public authorities are amended or added to after the date of Contract signature, Siemens Energy shall be entitled to an adjustment of the Contract, including inter alia an adjustment of the Contract Price to reflect any additional costs to be incurred by Siemens Energy, the time schedules and scope of Works, as necessary in order to compensate for any adverse effects or additional requirements deriving from such changes.

Siemens Energy may make a change(s) in its Supplies without being entitled to additional compensation from the Customer, or without being entitled to a change in the Contract Price if such change(s) does not adversely affect the warranties and Siemens Energy other obligations under this Contract. Siemens Energy shall document this change(s) by issuance of a written notice and if necessary, the Contract shall be adjusted accordingly.

13.	Insurance

With regard to risks for which an insurance is not available or not available under reasonable economic conditions such as, but not limited to, terrorism or war, the risk shall be Siemens Energy’s risk until delivery of the Supplies in accordance with this Agreement, and Customer shall be compensated by Siemens Energy for the cost of making good any damage to the Supplies or any other risk or loss caused by such uninsured event. Customer will be responsible for insuring the Supplies has been delivered in accordance with the agreed INCOTERM in accordance with this Agreement.

14.	Site Security

Customer shall be responsible for the Site security meeting the requirements set forth in Appendix 5. If for any reason Siemens Energy reasonably deems that: (i) the personal safety of its or its sub supplier’s personnel is put at risk or (ii) the security situation deteriorates then Siemens Energy shall have the right to immediately suspend its performance of the Contract and demobilize all personnel from the site and, if necessary, the country, without that constituting a breach of the Contract. The personnel shall be remobilized to the site as soon as reasonably practical after Siemens Energy deems that the conditions for recommencement of the work are sufficiently safe.

15.	Law and Dispute Resolution

15.1	The Contract and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the substantive laws of Switzerland. The UN Convention on Contracts for the International Sale of Goods shall not apply.

15.2	If a dispute arises out of or in connection with this Contract, the responsible representatives of the parties shall attempt, in fair dealing and good faith, to settle such dispute. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate these attempts by written notification to the other Party(ies) at any time.

Nothing in this Clause shall limit the right of the parties to seek relief intended to preserve the status quo or interim measures in any court of competent jurisdiction or arbitral tribunal.

15.3	The parties shall attempt to agree on a procedure for alternative dispute resolution (“ADR”) and the applicable procedural rules (including time limits) within 14 calendar days after a termination notice under Clause 15.2 has been received by the other side. If the parties fail to agree on such procedure each Party shall be entitled to refer the dispute to arbitration pursuant to Clause 15.4.

15.4	All disputes arising out of or in connection with the Contract which are not resolved pursuant to Clause 15.2 and 15.3 including any question regarding the termination or any subsequent amendment of the Contract shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). If the value of the total matter in dispute, including the value of any counterclaims, is less than € 1,000,000, the tribunal shall consist of one arbitrator and if the value of the total matter in dispute is € 1,000,000 or more the tribunal shall consist of three arbitrators. If the tribunal consists of three arbitrators, each Party shall nominate one arbitrator for confirmation by the ICC. Both arbitrators shall agree on the third arbitrator, within 30 days after their appointment. Should the two arbitrators fail to reach agreement on the third arbitrator within the thirty-day period, the ICC shall select and appoint the third arbitrator.

15.5	The seat of arbitration shall be Zurich, Switzerland. The language to be used in the arbitration proceeding shall be English. Any order for the production or disclosure of documents shall be limited to the documents on which each Party specifically relies in its submission(s).

15.6	Upon request of a Party, the arbitral tribunal shall order any claiming or counterclaiming Party to provide security for the legal and other costs of any other Party related to that claim or counterclaim, by way of bank guarantee or in any other manner and upon such terms as the arbitral tribunal considers appropriate

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, both the Customer and Siemens Energy have caused this Contract to be executed in duplicate by their respective duly authorized representatives.

For and on behalf of Firebird LNG LLC		For and on behalf of Siemens Energy AB

/s/ Steven Youngdahl		/s/ Annette Joelsson
Name:	Steven Youngdahl	Name:	Annette Joelsson
Title:	Director	Title:	Vice President
Date:	7/15/2022	Date:	2022/07/18

/s/ Raxshaaz F. llahibaks		/s/ Erik Flodin
Name:	Raxshaaz F. Ilahibaks	Name:	Erik Flodin
Title:	Director	Title:	Vice President
Date:	7/15/2022	Date:	2022/07/18

International Terms and Conditions

1.	General

1.1	The scope, quantity, quality, functionality and technical specifications of any goods, equipment, documentation, software, work or services to be provided by Siemens Energy (collectively referred to as “Supplies”) are exclusively defined as the case may be either in the order confirmation of Siemens Energy or the Contract signed by the Customer and Siemens Energy.

1.2	The offer letter from the entity of the Siemens Energy group together with these terms and conditions and those other documents expressly identified in the offer letter as forming part of the contract shall together constitute the entire agreement between the parties (the “Contract”). Any terms and conditions of the Customer shall apply only where expressly accepted in writing by Siemens Energy.

2.	Right of Use

2.1	Except as expressly otherwise agreed in this Contract, as between the parties all intellectual and industrial property rights in the Supplies, in all documents provided by Siemens Energy in connection with this Contract (the “Documents”) and in all software, hardware, knowhow (“IPR”) and other things provided with or as part of the Supplies and the Documents shall be the exclusive property of and vest in Siemens Energy. The Customer shall not reverse engineer, decompile, or reproduce the Supplies or parts thereof and shall ensure that third parties will not reverse engineer, decompile, or reproduce the Supplies or parts thereof in each case to the extent mandatory law does not prohibit such limitation.

2.2	The Customer may use the Documents unmodified and to the extent necessary for operation and routine maintenance of the Supplies by the Customer’s own personnel or contractors, unless explicitly agreed otherwise in writing by Siemens Energy.

2.3	If the Supplies include Siemens Energy’s software, such software is licenced under the license terms contained in the software documentation, the software itself or in the attached license terms (in each case the “Applicable License Conditions”), which shall prevail over this Clause 2. The software is issued in object code without source codes. The license hereunder only grants the non-exclusive right to use the software as described in the Applicable License Conditions or, if there are no applicable license terms, for the purpose of operation and routine maintenance of the Supplies.

2.4	The Supplies may include third party software. Insofar as specific license terms of the third-party licensor apply, Siemens Energy will provide such license terms together with the Supplies. The Customer shall comply with such third-party license terms.

2.5	Insofar as the software contains Open Source Software (“OSS”), Siemens Energy will provide the applicable OSS license terms together with the Supplies. The OSS license terms shall prevail over this Contract. Details regarding any third-party software and OSS contained in the Supplies are available in the software documentation (e.g. README_OSS).

2.6	The rights granted in Clause 2 shall be transferable to a third party only together with the transfer of ownership of all of the Supplies to that third party.

2.7	Without prejudice to the Customer’s intellectual property rights and subject to compliance with applicable law, Siemens Energy and its Affiliates may for its own business purposes collect, use, modify, and copy any data received in connection with the Supplies. Any legal obligations regarding personal data shall remain unaffected.

3.	Prices and Terms of Payment

3.1	Unless agreed otherwise in writing, prices exclude packing, freight, insurance and any other additional charges (such as storage, inspections by third parties). The price payable by the Customer under this Contract shall be referred to in this Contract as the “Contract Price”.

3.2	The Contract Price is exclusive of any indirect taxes (such as property, license, sales, use, value added or similar tax) and/or any duties, customs or public charges related to the Contract. The Customer agrees to pay or reimburse Siemens Energy for any taxes, customs, duties or other public charges levied on Siemens Energy in relation to the Supplies. All payments shall be made to Siemens Energy’s bank account without deduction (e.g. deduction of withholding tax) within 30 days after issuance of the invoice. If the Customer is required to make a deduction by law, the sum payable shall be increased so that Siemens Energy receives a net amount equal to the amount it would have received without such deduction. The Customer shall provide to Siemens Energy tax receipts from the relevant tax authorities in connection with the payments in due course.

3.3	Without prejudice to any other rights it may have, Siemens Energy may charge interest at 7 percentage points above the current base lending rate of the European Central Bank on any overdue payments.

3.4	Each party must pay all sums that it owes to the other party under this Contract free and clear without any set-off, counterclaim, deduction or withholding of any kind, save as agreed otherwise in writing or as may be required by law.

4.	Delivery Times and Delay

4.1	Any agreed dates in respect of the Supplies or any part of them shall be extended by a reasonable period of time if and to the extent that Siemens Energy is delayed or impeded in the performance of its obligations by any third party or by the failure of the Customer to perform its obligations. This includes without limitation the delivery of required documents (such as necessary permits and approvals), timely performance of any work to be undertaken by the Customer or any third party appointed by the Customer, and compliance with the terms of payment.

4.2	Siemens Energy may, if it is reasonable to do so, deliver the Supplies in stages or instalments and shall be entitled to invoice for the Supplies on a corresponding basis.

4.3	If Siemens Energy does not meet the agreed final delivery date due to the fault of Siemens Energy, the Customer shall be entitled to liquidated damages amounting to 0 5% of the price of the delayed part of the Supplies per each completed week of delay, in which the Customer suffered loss as a result of such delay. Liquidated damages payable in case of delay shall be limited to 5% of the price of the delayed part of the Supplies but in any case shall not exceed 5% of the total Contract Price.

4.4	Any other liability of Siemens Energy and any claims, rights, and financial remedies of the Customer in case of delay except as expressly stipulated in this Clause 4 and in Clause 15 2 a) below shall be excluded, to the extent permissible by law.

4.5	If the Customer, the Customer’s contractors, or any other third party appointed by the Customer causes a delay to the provision of the Supplies, the Customer shall reimburse Siemens Energy all reasonable additional costs and expenses incurred due to such delay.

4.6	The Parties acknowledge the worldwide outbreak of the coronavirus disease, which is likely to affect the execution of the Contract. The Parties agree that Siemens Energy shall be entitled to reasonable adjustments of the agreed dates for the performance of the Works as well as to reimbursement of costs to the extent the delay and the costs are caused directly by the outbreak of the coronavirus disease (COVID-19).

4.7	The Parties acknowledge that there is an uncertain political and security situation in the world, in particular due to the invasion of Ukraine (“Uncertain Situation”), which effects are difficult to foresee at the time of Contract signing and which can directly and indirectly affect the execution of this Contract including but not limited to the availability of certain equipment, commodities, metals, and materials as well as the availability of transportation means and services. In the light of the above, the Parties agree that Siemens Energy shall be entitled to reasonable adjustments of the delivery term and/or the Contract price to the extent any delay and costs are caused directly or indirectly by the above-mentioned Uncertain Situation and any related consequences.

5.	Transfer of Risk and Title

5.1	Risk of damage to or loss of any part of the Supplies shall pass to the Customer upon delivery in accordance with the agreed INCOTERM.

5.2	The Supplies shall be deemed delivered if and when the Customer fails to take over the delivery without cause. In such case, the Supplies can be stored and insured at the risk and expense of the Customer and any payment shall become due.

5.3	Title in any part of the Supplies shall remain with Siemens Energy until Siemens Energy has received full payment for that part of the Supplies.

6.	Force Majeure

6.1	A “Force Majeure Event” means any event which is beyond the reasonable control of a party or its subcontractors, which could not have been prevented by good industry practice and which results in a party (the “Affected Party”) being unable to perform or being delayed in performing in whole or in part its obligations under this Contract Force Majeure Events include, among others, acts of war, riot, civil commotion, terrorism, natural disaster, epidemic, strikes, lock-outs, attacks on Siemens Energy’s IT systems (such as virus attacks, hacker attacks), non-issuance of licences, permits or approvals, or any other act or failure to act by any public authority, or embargos or any other trade sanctions

6.2	If a Force Majeure Event occurs, the Affected Party will be deemed not to be in breach of its obligations under the Contract for so long as and to the extent necessary to overcome the effects of the Force Majeure Event.

6.3	The Affected Party shall notify the other party as soon as reasonably practicable of the Force Majeure Event and of its affected obligations.

6.4	If one or more Force Majeure Events and their effect lasts for a period of 180 days in aggregate either party may terminate the Contract by giving to the other a written notice of termination with regard to the part of the Supplies not yet delivered With regard to the part of the Supplies not delivered, the Customer shall be entitled to demand the return of the portion of the Contract Price that is applicable to such undelivered Supplies.

7.	Obligations of the Customer

7.1	The Customer shall apply for and obtain all necessary licenses, permits and approvals required for the commissioning, acceptance, and use of the Supplies.

7.2	The Customer shall be responsible for the collection and disposal of the waste electrical and electronic equipment and industrial batteries at the end of their use phase at its own expense according to the law at the place of use.

7.3	If Supplies are delayed due to circumstances for which Customer is responsible, the Customer shall pay Siemens Energy all additional reasonable costs arising directly from such delay.

7.4	The Customer represents and warrants that it, its employees and any party acting on its behalf will comply with all applicable laws and regulations under or in relation to this Agreement or any other agreement with a company of the Siemens Energy group worldwide, including, without limitation any laws and regulations relating to anticorruption, anti-money laundering, antitrust, export control, taxation or any criminal law, rule or regulation.

7.5	The Customer represents and warrants that no portion of its compensation, reimbursement or any other benefit including discounts under or in relation to this Agreement is, has been or shall be, directly or indirectly, including through any third party, offered, promised or guaranteed, granted, given or paid, to any person for illegal purposes.

8.	Changes

If applicable laws, rules and regulations, engineering standards and codes of practice, and decisions or guidance issued by courts or public authorities are amended or added to after the date of Contract signature, Siemens Energy shall be entitled to an adjustment of the Contract, including inter alia an adjustment of the Contract Price to reflect any additional costs to be incurred by Siemens Energy, the time schedules and scope of Supplies, as necessary in order to compensate for any adverse effects or additional requirements deriving from such changes Siemens Energy shall comply only with those engineering standards and codes as listed in the technical specifications at the date of the Contract. In the event that, at any time, mandatory local codes or standards in the country where the project is located stipulate more stringent or onerous requirements with regard to the Supplies, the Customer is obliged to inform Siemens Energy accordingly and the Customer shall (i) request a quotation from Siemens Energy specifying the effect of those more stringent requirements on the total Contract Price, on the agreed dates for delivery of the Supplies, the payment and any other provision under the Contract, and (ii) the Contract shall be adjusted based on Siemens Energy’s quotation.

9.	Defects Liability

9.1	In this Contract, and subject to Clause 9 2, a defect shall mean any non-conformity of the Supplies with the express terms of this Contract resulting from circumstances existing in the Supplies at the time of the transfer of risk to the Customer (“Defects”).

9.2	In particular, the following shall not be Defects:

a)	normal wear and tear, non-conformity resulting from excessive strain,

b)	non-conformity resulting from faulty or negligent handling; non-compliance with instructions or recommendations in operation or maintenance manuals and other documents;

c)	non-conformity resulting from work such as installation, erection, modification, commissioning, or pre-commissioning, in each case not carried out by Siemens Energy,

d)	non-reproducible software errors,

e)	defects which do not materially impair the use of the respective Supplies.

9.3	The Customer shall immediately inspect the Supplies upon delivery and shall notify Siemens Energy in writing of any Defects without undue delay. The Customer’s claims in respect of defects shall be excluded for any apparent and obvious defects if the Customer has failed to do so.

Upon such written notification, Siemens Energy shall, at its option and costs, remedy a Defect by repair, replacement, or re-performance. Siemens Energy shall be given a reasonable period of time and opportunity to remedy the Defect. For this purpose, the Customer shall grant Siemens Energy working access to the non-conforming Supplies, shall undertake any necessary dis-assembly and re-assembly, and shall provide access to operation and maintenance data, all at no charge to Siemens Energy. Upon Siemens Energy’s request, the Customer shall ensure that the title to the replaced parts/items shall pass to Siemens Energy.

The Customer shall be responsible for the customs clearance in the country to where the Supplies are delivered and for the further transport from the places of delivery for all equipment necessary to remedy the Defect. Upon request of the Customer, Siemens Energy shall be obliged to reimburse the Customer for all such customs duties (if any) against documentary proof and invoice

9.4	Unless otherwise agreed, the defects liability period for any part of the Supplies is 12 months. It starts at the date of transfer of risk.

For replaced or repaired parts of the Supplies, the defects liability period is 12 months from the date of replacement or repair, if the original defects liability period for the Supplies expires earlier In any event, the defects liability period shall end no later than 24 months from the beginning of the original defects liability period.

9.5	Customer is solely responsible for the conception, implementation and maintenance of a holistic, state- of-the-art security concept to protect its enterprise, plants, systems, machines and networks against Cyberthreats. “ Cyberthreat” shall mean any circumstance or event with the potential to adversely impact Customer’s plants, systems, machines and networks (including the Supplies and Services) via unauthorized access, destruction, disclosure and/or modification of information, denial of service attacks or comparable scenarios. Siemens Energy does not represent, warrant or guarantee that the Supplies and Services will be secure from Cyberthreats or that they do not contain any Vulnerability. “Vulnerability” shall mean any weakness in the Supplies and Services that could be exploited to permit unauthorized access, use, or modification to the Supplies and Services or computing environment If software is defective, Siemens Energy shall only be obliged to provide the Customer with an updated version of the software in which the Defect has been remedied when such updated version is reasonably available from Siemens Energy or, if Siemens Energy is only licensee, from Siemens Energy’s licensor. If the software has been modified or individually developed by Siemens Energy, Siemens Energy shall in addition provide the Customer with a workaround or other interim corrective solution until the provision of an updated version of the software, if such workaround or interim solution is feasible at reasonable expense and if otherwise the Customer’s business operations would be substantially impeded.

9.6	If Siemens Energy carries out remedial work and it is ultimately not established that there was a Defect, the Customer shall pay Siemens Energy for such remedial work including error diagnosis.

9.7	Any other liability of Siemens Energy and any claims, rights and remedies of the Customer in case of defects of the Supplies shall be excluded except as expressly stipulated in this Clause 9 or in Clause 15.2 b), provided that a material breach shall only exist if Siemens Energy failed at least three times in remedying the Defect. All warranties, representations, conditions, and all other terms of any kind whatsoever implied by statute or law are, to the fullest extent permitted by applicable law, excluded from this Contract.

10.	Intellectual Property Rights

10.1	If a third party asserts legitimate claims against the Customer that the Supplies infringe an IPR owned by such third party, then subject to the following provisions of this Clause 10, Siemens Energy shall, at its option and expense, either

a)	obtain a right to use the relevant IPR in connection with the Supplies; or

b)	modify the Supplies so as not to infringe the relevant IPR; or

c)	replace the infringing part of the Supplies.

If, in the opinion of Siemens Energy, none of the foregoing is reasonably possible, Siemens Energy may take back the relevant part of the Supplies and reimburse the price for such part.

10.2	Siemens Energy’s obligations in Clause 10.1 are subject to the following conditions:

a)	The Customer has immediately notified Siemens Energy in writing of the third party’s claim and furnished Siemens Energy with a copy of each communication, notice or other action relating to the alleged infringement,

b)	the Customer does not acknowledge an infringement and provides Siemens Energy with the authority, information and assistance reasonably required by Siemens Energy to defend or settle such claim, and

c)	Siemens Energy is given sole control of the defence (including the right to select counsel), and the sole right to settle such claim.

If the Customer ceases to use the Supplies or any relevant portion thereof, it shall notify the third party in writing that its cessation of use is not an admission of IPR infringement.

10.3	Any claims of the Customer shall be excluded if the Customer (including its agents, employees or contractors) is responsible for the IPR infringement. The Customer shall be deemed responsible for the claimed IPR infringement if, without limitation, it was caused by (i) specific demands of the Customer, (ii) use of the Supplies for a purpose or in a manner not foreseeable by Siemens Energy, (iii) a modification of the Supplies by the Customer, or (iv) use of the Supplies in connection with other equipment.

10.4	This Clause 10 sets forth Siemens Energy’s entire liability for infringement of third party IPRs. Any other claims, rights, and remedies of the Customer shall be excluded.

11.	Liability

Unless explicitly stipulated in this Contract, this Clause 11 shall exclusively govern the liability of Siemens Energy for damages, costs and expenditures, regardless of the legal theory upon which it is based, including, but not limited to liability in Contract, in tort (including negligence), misrepresentation, indemnity, under warranty or otherwise

11.1	Siemens Energy shall be liable for bodily injuries and for negligent or intentional acts or omissions pursuant to the applicable law

11.2	Siemens Energy shall in no event be liable, whether pursuant to any indemnity or in contract, tort (including negligence and statutory duty) or otherwise for loss of profit or revenue, loss of production, interruption of operations or loss of use, cost of capital, loss of interest, loss of information and/or data, for claims arising from Customer’s contracts with third parties, loss of hydrocarbons, loss of power, cost of purchased or replacement power, or for any indirect or consequential damage.

11.3	Siemens Energy’s total liability, whether pursuant to any indemnity or in contract, tort (including negligence and breach of statutory duty) or otherwise arising by reason of or in connection with the Contract shall not exceed for loss of or damage to Customer’s property the lesser of (i) the Contract Price, (ii) Customer’s Construction/Erection All Risks insurance deductible, or (iii) € 500,000 per event with an aggregate limit of € 2,000,000 Siemens Energy’s total aggregate liability arising out of or in connection with this Contract shall not exceed the Contract Price.

11.4	Any limitations of liability set forth in this Contract shall also apply for the benefit of Siemens Energy’s Affiliates, subcontractors, employees, agents or any other person acting for Siemens Energy.

11.5	If the Customer is not or shall not be the sole end user and ultimate owner of the Supplies or is procuring them for the benefit of any kind of joint venture, the Customer shall include a clause in its contracts with the end user, ultimate owner or joint venture participants so that Siemens Energy is given the benefit of the indemnities, exclusions and limitations of liability in the Contract by all such users, owners or participants (which shall apply as if the user, owner or participant were the Customer) and shall indemnify Siemens Energy against claims by them to the extent that Siemens Energy would not be liable therefore to the Customer under the Contract if the claim had been made by the Customer.

11.6	Any and all liability of Siemens Energy under this Contract shall cease with the expiry of the defects liability period of the Supplies.

11.7	Any rights and remedies of the Customer against Siemens Energy that are not expressly stipulated in the Contract shall be excluded.

11.8	The Customer shall secure that at its own cost a Construction/Erection All Risks (“CEAR”) insurance is effected and maintained for the whole scope of site works, starting with the beginning of any site works until the beginning of commercial operation , under which Siemens Energy, all of its affiliated companies as well as its subcontractors involved in the scope under the contract shall be named as additional insured parties including a waiver of subrogation . This CEAR insurance shall be extended to provide an extended maintenance cover during Siemens Energy’s defects liability period after beginning of commercial operation. This cover shall be in accordance with good international industrial standards applied for projects of comparable size, with not broader exclusions and restraints as are typically required by the international insurance market for this type of policies, and the policy shall contain all typical extension (e.g LEG 2/96) as are commonly provided under such type of policies. The Customer shall send a copy of this CEAR insurance to Siemens Energy within 90 days before start of any site activities

12.	Assignment

12.1	The Customer may not assign this Contract or any part thereof without Siemens Energy’s prior written approval, which approval will not be unreasonably withheld or, delayed. In light of the non-refundable nature of the down payment and the progress payment, Siemens Energy will, upon request by Customer (which is not currently contemplated), work in good faith with Customer to allow for the assignment of the Contract to a qualified third party The Contract may under no circumstances be assigned or transferred to:

i.	Siemens Energy competitor;

ii.	an entity engaged in litigation or arbitration with Siemens Energy or Siemens Energy’s Associate;

iii.	an entity without adequate payment security or proven financial capability; or

iv.	an entity that is on the “Specially I designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by KM Treasury in the UK, or any similar list issued or maintained or made public by any of the sanction’s authorities.

12.2	Siemens Energy may transfer, assign, or novate the Contract or any part of it to an affiliated company (“Affiliate”), being Siemens Energy itself and any corporation, company, or other legal entity that is affiliated to Siemens Energy pursuant to Sec. 15 et seq. German Stock Corporation Act (AktG); provided, however, that Siemens Energy will still be responsible for the obligations under this Contract to Customer in the event that such Affiliate does not meet the obligations under this Contract.

13.	Confidentiality

13.1	The parties shall use any documents, know-how, data or other information provided by the other party (“Information”) exclusively for the purpose of this Contract and keep the same confidential subject to the following. The parties may disclose Information to employees of the receiving party and to third parties who reasonably need to know such Information for the purpose of the Contract provided such employees and third parties are bound by equivalent confidentiality obligations. The party disclosing Information shall be held liable for a breach of such obligations by its employees or a third party

13.2	This confidentiality obligation shall not apply to Information which

a)	is or becomes part of the public domain other than by fault of the receiving party;

b)	is disclosed to the receiving party in good faith by a third party who is entitled to make such disclosure;

c)	is developed independently by the receiving party without reliance on Information;

d)	was known to the receiving party prior to its disclosure by the other party; or

e)	is required to be disclosed by law (subject to the receiving party’s obligation to notify the disclosing party in a timely manner of such requirement).

13.3	This confidentiality obligation shall survive the expiration or termination of this Contract for 5 years.

14.	Suspension

14.1	Siemens Energy may suspend performance of its obligations under the Contract, if (i) the Customer is in delay with any payment or in providing any payment security required under this Contract for more than 30 days, (ii) the Customer fails to perform those of its obligations necessary for Siemens Energy to complete or deliver the Supplies, or (iii) the Customer otherwise materially breaches the Contract.

14.2	If Siemens Energy suspends the Contract in accordance with Clause14.1 or in the event the Customer suspends the Contract without the express written agreement with Siemens Energy, the Customer shall become immediately liable to pay Siemens Energy for all parts of the Supplies already provided. The Customer shall further reimburse Siemens Energy all reasonable additional costs and expenses incurred as a result of such suspension (e.g. payments to subcontractors, cost of waiting time, demobilization and remobilization, etc.). Any contractual dates shall be extended fora reasonable period to overcome the effects of the suspension

15.	Termination

15.1	Either party may terminate this Contract with immediate effect by written notice, if the other party becomes bankrupt or insolvent, has a receiving order made against it or compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors or goes into liquidation.

15.2	Save as provided under Clause 6.4 and Clause 15.1, the Customer may terminate the Contract only in the circumstances set out below and in each case upon 14 days written notice to Siemens Energy:

a)	in the event of delay, if the maximum liquidated damages under Clause 4.3 are payable, a reasonable additional period of time for delivery has been granted to Siemens Energy and has expired, and within that time Siemens Energy has not provided a commitment to pay further liquidated damages exceeding the before-mentioned maximum liquidated damages in respect of the continuing period of delay; or

b)	in the event Siemens Energy has materially breached the Contract and has not remedied the breach within thirty (30) days or a reasonable period after receiving written notification of the breach from the Customer.

15.3	Any termination by the Customer shall not affect those parts of the Supplies already delivered or performed in accordance with the Contract prior to the termination In the event of termination in accordance with Clause 15.2, the Customer shall remain liable to pay Siemens Energy for all parts of the Supplies already delivered prior to termination The Customer shall be entitled to compensation for the reasonable costs incurred, less liquidated damages paid, in excess of the Contract Price if it had the undelivered or defective Supplies delivered/remedied by a third party For the avoidance of doubt, Clause 11 shall apply in case of termination. The right to rescind the Contract is excluded.

15.4	Notwithstanding any other rights it may have under this Contract, Siemens Energy may terminate the Contract

a)	if the Customer comes under the direct or indirect control of any competitor of Siemens Energy, or

b)	if the Customer materially breached the Contract and has not remedied the breach within thirty (30) days after a written notification by Siemens Energy; or

c)	if the Customer or is in delay in making any payment or in providing any payment security required under this Contract for more than 30 days; or

d)	if the Customer breach of one or more of the Customer’s obligations, representations or warranties specified in Clauses 7.4 and 7.5

e)	if the Contract has been suspended for more than 30 days.

15.5	In the event of termination by Siemens Energy, Siemens Energy shall be entitled to recover from the Customer (i) the Contract Price less any saved or avoided expenditure and (ii) any additional cost and expenses incurred by Siemens Energy due to such termination.

16.	Dispute Resolution, Applicable Law

16.1	The Contract and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the substantive laws of Switzerland excluding the choice of law rules. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

16.2	All disputes arising out of or in connection with the Contract including any question regarding the termination or any subsequent amendment of the Contract shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). If the value of the total matter in dispute, including the value of any counterclaims, is € 1 million or above, the expedited procedure provisions of the Rules shall not apply and the arbitral tribunal shall consist of three arbitrators. If the tribunal consists of three arbitrators, each party shall nominate one arbitrator for confirmation by the ICC. Both arbitrators shall agree on the third arbitrator, within 30 days after their appointment. Should the two arbitrators fail to reach agreement on the third arbitrator within the thirty-day period, the ICC shall select and appoint the third arbitrator.

16.3	The seat of arbitration shall be Zurich, Switzerland. The language to be used in the arbitration proceeding shall be English. Any order for the production or disclosure of documents shall be limited to the documents on which each party specifically relies in its submission(s).

16.4	Consolidation of arbitrations pending under the Rules of Arbitration of the ICC into a single arbitration shall only be possible if all parties have agreed to consolidation.

16.5	Upon request of a party, the arbitral tribunal shall order any claiming or counterclaiming party to provide security for the legal and other costs of any other party related to that claim or counterclaim, by way of bank guarantee or in any other manner and upon such terms as the arbitral tribunal considers appropriate

17.	Export Regulations

17.1	If Customer transfers Supplies (hardware and/ or software and/ or technology as well as corresponding documentation and/ or works and services, regardless of the mode of provision, and/or including all kinds of technical support) provided by Siemens Energy to a third party worldwide, Customer shall comply with all applicable national and international (re-) export control regulations. In any event Customer shall comply with the (re-) export control regulations of the Federal Republic of Germany, of the European Union and of the United States of America.

17.2	If required to conduct export control checks, the Customer, upon request by Siemens Energy, shall promptly provide Siemens Energy with all information pertaining to a particular end customer, destination and intended use of the Supplies provided by Siemens Energy, as well as any export control restrictions existing.

17.3	The Customer shall indemnify and hold harmless Siemens Energy from and against any claim, proceeding, action, fine, loss, cost and damages arising out of or relating to any non-compliance with export control regulations by the Customer, and the Customer shall compensate Siemens Energy for all losses and expenses resulting therefrom, unless such non-compliance was not caused by the fault of the Customer This provision does not imply a change in the statutory burden of proof.

18.	Miscellaneous

18.1	Siemens Energy shall not be obliged to fulfill this Contract if such fulfillment is prevented by any impediments arising out of national or international foreign trade or customs requirements or any embargoes or other sanctions.

18.2	If any provision of this Contract is prohibited or declared invalid or unenforceable by any court or tribunal of competent jurisdiction, this shall not affect the validity or enforceability of any other provision. The parties shall use their reasonable efforts to substitute such provision by a legal, valid or enforceable one with the same or a similar result.

18.3	Any amendments, changes or additions to this Contract must be made in writing in the form of a written agreement signed by authorised representatives of both parties.

18.4	No delay or omission by either party in exercising any right, power or remedy provided by law or under this Contract shall affect, impair or operate as a waiver of such right, power or remedy

18.5	This Contract constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter Each party acknowledges that in entering into this Contract it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Contract. Each party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Contract.

18.6	This Contract is drawn up in the English language If this Contract is translated into another language, the English language text shall in any event prevail.